Exhibit 99.3

NEWS RELEASE
January 5, 2004

DATAWAVE ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Vancouver, British Columbia, Canada, January 5th, 2004 (TSX-V: DTV, OTCBB: DWVSF): DataWave Systems Inc., a leading provider of electronic merchandising hardware and software solutions, announced today that John Adiletta will join the Company's Board of Directors.

Mr. Adiletta is Principal of PCS Management Group, based in Bernardsville, New Jersey. As an experienced executive in the telecommunications industry, Mr. Adiletta brings expertise in managing for high growth and capital intensive operations to DataWave's Board. Mr. Adiletta said, "I welcome the opportunity to join DataWave and to assist in setting the Company's strategic direction. I first came into contact with DataWave in 1997 when development and roll-out of their core technologies was underway and have followed them with interest since that time."

"John's familiarity with DataWave and experience in the telecommunications industry will undoubtedly be an asset to the company" said Josh Emanuel, Chairman and CEO of DataWave.

Vijay Fozdar is appointed Vice-Chairman of the Board.

DataWave's Board of Directors now consists of:

Josh Emanuel	Chairman & CEO
Vijay Fozdar	Vice Chairman & independent director
John Adiletta	Independent director
Graham Jackson	Independent director
Alan Trope	director

About DataWave (http://www.datawave.ca)

DataWave has been an innovator and developer of prepaid and stored-value programs and merchandising solutions since it was founded in 1994. DataWave pioneered systems that allow for point-of-sale activation of high value, high shrinkage products, such as cash cards, prepaid phone cards and prepaid wireless time. These systems work equally well over the Internet, through intelligent freestanding vending machines and POSA terminals, or with various card activation devices, including cash registers.

DataWave Systems Inc.

John Gunn
General Manager, CFO
DATAWAVE News Release	Page 1 of 2

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"DataWave" is a registered trademark of the Company. All other trademarks and trade names referred to are the property of their respective owners.

"The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release."

For further information, please contact:

Josh Emanuel	or	John Gunn
Chairman & CEO		General Manager, CFO
DataWave		DataWave
Ph: (973) 831-3001		Ph: (604) 874-1302
E-mail: info@datawave.ca